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WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED
BY AN ASTERISK*), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                LICENSE AGREEMENT

     This Agreement is made and entered into this 9th day of September, 2003 (the "Effective Date") by and between Metabolix, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 303 Third Street, Cambridge, Massachusetts 02142 (hereinafter referred to as "Metabolix"), and Tepha, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 303 Third Street, Cambridge, Massachusetts 02142 (hereinafter referred to as "Tepha").

     WHEREAS, Metabolix is the assignee from Monsanto Company ("Monsanto") of all right, title and interest in the Patent Rights, Biological Materials and Know-How (all as defined herein);

     WHEREAS, Metabolix wishes to grant, and Tepha wishes to receive, license rights to the Patent Rights, Biological Materials and Know-How; and

     WHEREAS, the grant of such license rights is subject to the prior written approval of Monsanto, which has been obtained, and a copy of which is attached as Appendix D for reference only.

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.   DEFINITIONS.

     1.1. "Patent Rights" shall mean: (i) the U.S. and foreign patent applications and patents set forth in Appendix A, and the inventions described and/or claimed therein, and all other patent rights assigned to Metabolix by Monsanto not relating to plant crop production of PHAs shall be added to Appendix A by amendment; (ii) any divisionals, continuations and continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications; (iii) the resulting U.S. and foreign patents; (iv) any reissues, reexaminations or extensions of such patents; and (v) all foreign counterparts of the above patent applications and patents. For the avoidance of doubt, the Patent Rights do not include any of the Zeneca Limited patent rights licensed to Metabolix by Monsanto in the Patent Sub-License Agreement dated May 14, 2001.

     1.2. "Biological Materials" shall mean the biological materials set forth in Appendix B, and all Progeny and Unmodified Derivatives of those materials, but excluding Modifications. "Progeny" shall mean an unmodified descendant from the Biological Materials, such as virus from virus, cell from cell, or organism from organism. "Unmodified Derivatives" shall mean substances created by Tepha which constitute an unmodified functional subunit or product expressed by the Biological Material(s), (some examples include: subclones of unmodified cell

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           lines, purified or fractionated subsets of the Biological
           Material(s), proteins expressed by DNA/RNA supplied by Metabolix, or monoclonal antibodies secreted by a hybridoma cell line).

     1.3. "Modifications" shall mean substances created by Tepha that contain/incorporate Biological Material(s).

     1.4.  "Know-How" shall mean the know-how set forth in Appendix C.

     1.5. "Field" shall mean IN VIVO human and veterinary medical use of polymers falling within the Patent Rights, including, without limitation, tissue engineering, cell therapy, implantables, medical devices, wound sealants, prescription and non-prescription drug delivery, and contrast agents, but excluding (i) medical disposables, surgical drapes and trays, sanitary products, barrier contraceptives, nutritional and all other diagnostic uses and (ii) transgenic plant crop production of polymers. For the purpose of clarity, it is agreed and understood that, notwithstanding anything in the prior sentence to the contrary, diagnostic systems and/or devices used to monitor the IN VIVO use of a Licensed Product shall be included within the Field. For the purpose of determining whether a use falls within the Field, the parties shall apply the following guidelines: (x) regulation of a use by the U.S. Food and Drug Administration or other regulatory body shall be indicative but not presumptive that a use is an IN VIVO use, and (y) uses marketed only to physicians shall primarily fall within the Field, and (z) uses marketed directly only to consumers shall primarily fall outside the Field.

     1.6. "Net Sales shall mean Tepha's billings for the use, sale, lease or other disposition of Licensed Products and Licensed Processes, and the fair market value of noncash consideration, less:

           1.6.1  discounts allowed in amounts customary in the trade;

           1.6.2 sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

           1.6.3  outbound transportation prepaid or allowed; and

           1.6.4  amounts allowed or credited on returns.

     No deduction shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when invoiced. "Net Sales" shall not include Licensed Products sold for clinical testing, research or development. If a Licensed Product or Licensed Process shall otherwise be distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to Tepha Affiliates or otherwise, Net Sales shall be based on the customary amount billed for such Licensed Products or Licensed Processes.

     Where the Licensed Product is a combination product consisting of material whose composition or manufacture is covered by the Patent Rights ("Patented Material") plus other materials (such as a growth factor, but not, for example, filler materials) that are not

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     covered by the Patent Rights, then "Net Sales" shall mean the Net Sales of the full product multiplied by the fully loaded manufacturing cost of the Patented Material divided by the total fully loaded manufacturing cost of the total combination product. When the Licensed Product consists of a combination product consisting of a component made from the Patented Material plus other components, then "Net Sales" shall mean Net Sales of the total product multiplied by the fully loaded manufacturing cost of the Patented Material component divided by the fully loaded manufacturing cost of the total product. By "fully loaded" is meant the cost of goods sold plus overhead allocated to production and sale thereof.

     1.7. "Tepha" and "Metabolix" shall include "Affiliates." "Affiliates" shall mean a related company of Tepha or Metabolix, respectively, the voting stock of which is directly or indirectly at least fifty percent (50%) owned and controlled by Tepha or Metabolix, an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of Tepha or Metabolix, and an organization the majority ownership of which is directly or indirectly common to the ownership of Tepha or Metabolix.

     1.8. "Licensed Process" means any process which is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the Patent Rights in the country in which such process is used or in which the Licensed Product made thereby is used or sold.

     1.9. "Licensed Product" means any product or part thereof which: (i) is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold; or (ii) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued unexpired valid claim or a pending claim contained in the Patent Rights in the country in which a Licensed Process is used or in which such product or part thereof is used or sold.

2.   LICENSE GRANT AND OWNERSHIP

     2.1. NONEXCLUSIVE LICENSE. Subject to the terms and conditions of this Agreement, Metabolix hereby grants to Tepha the worldwide, nonexclusive right and license, with the right to sublicense, in the
           Field: (i) under the Patent Rights to make, have made, use, lease, sell, offer for sale and import the Licensed Products and to practice the Licensed Processes until the expiration of the last to expire of the Patent Rights, unless this Agreement shall be sooner terminated according to the terms hereof; (ii) to make, have made, use, lease, sell, offer for sale, import and create Modifications of the Biological Materials; and (iii) to use Know-How.

     2.2. EXCLUSIVE LICENSE. Subject to the terms and conditions of this Agreement, Metabolix hereby grants to Tepha the worldwide, royalty-free, exclusive right and license, with the right to sublicense, in the Field to make, have made, use, lease, sell, offer for sale and import Modifications.

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     2.3.  DELIVERY. Tepha shall have thirty (30) days after the Effective Date to review and make copies of the Know-How and Biological Materials. Metabolix makes no representations regarding the viability of any of the Biological Materials. After thirty (30) days from the Effective Date, any request to review or make copies of the Know-How or Biological Materials shall be at Metabolix's discretion.

     2.4. OWNERSHIP OF MODIFICATIONS. Tepha hereby assigns to Metabolix all of its right, title and interest in and to the Modifications, including any and all intellectual property rights therein. Tepha also agrees to promptly execute all assignments and patent applications, and similar documents as reasonably requested by Metabolix. If Metabolix shall be unable to obtain Tepha's execution of such documents for any reason, Tepha hereby irrevocably appoints Metabolix and its agents as Tepha's agents and attorneys-in-fact to execute such documents with the same legal effect as if Tepha shall have executed them.

     2.5. RIGHT TO SUBLICENSE. Tepha's right to sublicense in Paragraphs 2.1 and 2.2 is subject to Metabolix' prior written approval during the period that Metabolix requires Monsanto's approval to sublicense. Tepha agrees to insert a provision in each sublicense that Metabolix is a third party beneficiary of the sublicense as to the sublicensed Patent Rights, with the right to enforce the applicable terms thereof in the event Tepha does not enforce its rights.

     2.6. NO OTHER RIGHTS. Nothing in this Agreement shall be construed to confer any rights upon Tepha by implication, estoppel or otherwise beyond the express licenses granted by Metabolix or as to any technology or patent rights of Metabolix or any other entity other than the Patent Rights, Biological Materials and Know-How.

     2.7. MONSANTO RIGHTS. Monsanto retains certain rights to Patent Rights as collateral in the event of default by Metabolix under a Security Agreement between Monsanto and Metabolix dated May 12, 2001, and this Agreement is subject to Monsanto's rights therein. Monsanto has granted its approval of this Agreement in the letter attached as Appendix D; however, Monsanto retains all of its rights during the remaining term of the Security Agreement, including without limitation its rights to Patent Rights as collateral, and in the event Tepha exercises its right to sublicense third parties, such sublicenses shall also be subject to such Monsanto's rights.

3.   ROYALTIES

     3.1. LICENSE ISSUE FEE. In partial consideration for the license rights granted herein, Tepha shall pay Metabolix a License Issue Fee of * which shall be deemed earned and due as follows: * on the Effective Date, and * on each of the six-month, twelve-month and eighteenth-month anniversaries of the Effective Date; provided, however, the balance of the full amount of such License Issue Fee shall be due upon the raising by Tepha of * (cumulatively) after the Effective Date in investment capital and/or research and development funds in connection with the

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           Patent Rights, Biological Materials and Know-How, and payment shall be made within thirty (30) days thereafter.

     3.2 RUNNING ROYALTIES. In partial consideration for the license rights granted herein, Tepha shall pay Metabolix running royalties of * of Net Sales by Tepha ("Running Royalty"); provided, however, the maximum cumulative Running Royalties due on particular Net Sales of any Licensed Product or Licensed Process payable by Tepha to Metabolix for any quarter under (i) this Agreement, and (ii) the sublicense from Metabolix to Tepha to certain Massachusetts Institute of Technology patent rights dated October 1, 1999, as amended, shall be * of such Net Sales, subject to any deductions permitted under Paragraph 3.7.

     3.3 SUBLICENSE REVENUE. Tepha shall pay Metabolix a * share of gross sublicensing revenue, including sublicense issue fees, milestone payments, license maintenance fees, royalties on net sales, and similar consideration, and including, for the avoidance of doubt, the fair market value of any sublicense rights granted in a multi-part transaction, but excluding research and development funding received by Tepha; provided, however, the maximum cumulative share of gross sublicensing revenue in regard to a particular sublicense payable by Tepha to Metabolix for any quarter under (i) this Agreement, and (ii) the sublicense from Metabolix to Tepha to certain Massachusetts Institute of Technology patent rights dated October 1, 1999, as amended, shall be * of such gross sublicensing revenue. For purposes herein, sublicensees' net sales shall have a parallel meaning to the definition of Tepha's Net Sales in Paragraph 1.6.

     3.4 PAYMENTS IN FULL. All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.6.2.

     3.5 NO MULTIPLE ROYALTIES. No multiple Running Royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, sale or importation are or shall be covered by more than one patent application or patent licensed under this Agreement.

     3.6 PAYMENT. Royalty payments shall be paid in the United States dollars in Cambridge, Massachusetts, or at such other place as Metabolix may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     3.7 THIRD PARTY LICENSES. To the extent that Tepha has executed or shall obtain subsequent to the Effective Date licenses to third party patents or other intellectual property that are necessary to manufacture or sell Licensed Products or Licensed Processes in the Field, Tepha may deduct from the Running Royalty due to Metabolix under Paragraph 3.2, * of the running royalties due on such third

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           party patents or intellectual property up to an amount equal to * of the Running Royalties due hereunder.

     3.8 APPLICATION OF CREDITS. Any credits against Running Royalties permitted under this Agreement may be applied by Tepha, cumulatively, up to * the Running Royalties otherwise due in the respective quarterly accounting period; provided, Tepha may carry over unused credits to subsequent quarterly accounting periods. Notwithstanding the applicability of credits under one or more Paragraphs of this Agreement, the minimum Running Royalties due from Tepha shall be * of the Running Royalties otherwise payable, subject to the maximum set forth in Paragraph 3.2.

4.   PATENT PROSECUTION

     4.1. PATENT PROSECUTION. Throughout the term of this Agreement, Metabolix, at its own expense, shall file, prosecute and maintain the Patent Rights. If Metabolix shall elect not to file, prosecute or maintain any Patent Right, Metabolix shall notify Tepha in writing with at least thirty (30) days notice prior to any filing, action, payment or the like being due, in which event Tepha shall have the right to file, prosecute or maintain such Patent Right, at Tepha's expense in Metabolix' name. Metabolix agrees to execute, and agrees to use reasonable efforts to ensure that its employees shall execute, all documents necessary to perfect filing, advance prosecution and/or effect issue of any patents upon any such applications. After notice of such election by Metabolix, Tepha shall have no further royalty obligations under Paragraphs 3.2 and 3.3 with respect to such patents or applications.

5.   RECORDS AND PAYMENTS

     5.1. RECORDS AND AUDIT. Tepha shall keep true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Metabolix hereunder. Said books of account shall be kept at Tepha's principal place of business and shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of Metabolix or its agents for the purpose of verifying Tepha's royalty statements or compliance in other respect with this Agreement. Should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting to Metabolix's detriment, Tepha agrees to pay the cost of such inspection.

     5.2. REPORTS AND PAYMENTS. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, Tepha shall send to Metabolix a report showing the Net Sales of the Licensed Products and Licensed Processes, including calculation of deductions, and sublicensing gross revenue for such quarter and shall pay the appropriate royalties to Metabolix.

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     5.3.  INTEREST. The amounts due under Articles 3 shall, if overdue, bear interest until payment at a per annum rate * above * in effect at Fleet Bank, or its successors, on the due date. The payment of such interest shall not foreclose Metabolix from exercising any other rights it may have as a consequence of the lateness of any payment.

6.   DUE DILIGENCE

     6.1. DILIGENT EFFORTS. Tepha shall use diligent efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and shall continue active, diligent development and marketing efforts for one or more Licensed Products or Licensed Processes throughout the term of this Agreement

     6.2. GOVERNMENTAL APPROVALS AND MARKETING OF LICENSED PRODUCTS. Tepha or its designees shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Tepha's, or its designees', expense, including, without limitation, any safety studies. Tepha or its designees shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

7.   INFRINGEMENT

     7.1. NOTICE. Tepha and Metabolix shall each inform the other promptly in writing of any alleged or threatened infringement of the Patent Rights by a third party and of any available evidence thereof.

     7.2. PURSUIT OF INFRINGERS. During the term of this Agreement, Tepha shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights by a third party in the Field by litigation or settlement discussions and, in furtherance of such right, Metabolix agrees that Tepha may join Metabolix as a party plaintiff in any such suit, without expense to Metabolix. The total cost of any such infringement action commenced solely by Tepha shall be borne by Tepha. In the event that Tepha shall have exercised its right to bring an action, Tepha shall be responsible for defending against any counterclaims alleging invalidity or unenforceability of a Patent Right and for prosecuting the action through to settlement or other final disposition. In the event that Tepha shall undertake the enforcement of the Patent Rights in the Field by litigation, Tepha may withhold up to * of the Running Royalties otherwise thereafter due to Metabolix under Paragraph 3.2 and apply the same toward reimbursement of up to * of Tepha's expenses, including reasonable attorneys' fees, in connection therewith.

     7.3. If within six (6) months after having been notified of any alleged infringement, Tepha shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement

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           action, or if Tepha shall notify Metabolix at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events, only, Metabolix shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights in the Field. In furtherance of such right, Tepha hereby agrees that Metabolix may include Tepha as a party plaintiff in any such suit, without expense to Tepha. The total cost of any such infringement action commenced or defended solely by Metabolix shall be borne by Metabolix, and Metabolix shall be responsible for defending against any counterclaims alleging invalidity or unenforceability of a Patent Right.

     7.4. Any recovery of damages by the prosecuting party for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of such party relating to the suit, and next toward reimbursement of Metabolix for any royalties past due or withheld and applied pursuant to Paragraph 7.2, if applicable. The balance remaining from any such recovery shall be divided with * to the non-prosecuting party and any remaining balance to the prosecuting party.

     7.5. In the event of the institution of any suit by a third party against Metabolix, Tepha or its sublicensees for patent infringement involving the Patent Rights in the Field, the party sued shall promptly notify the other party in writing. Tepha shall have the right, but not the obligation, to defend such suit at its own expense. If Tepha shall elect not to defend, Tepha shall promptly notify Metabolix. Metabolix shall have the right, but not the obligation, to defend such suit at its expense.

     7.6. If Tepha shall exercise its rights pursuant to Section 7.5 to defend the Patent Rights, then * of Tepha's Running Royalty obligation in Paragraph 3.2 during the pendency of defense in the proceeding shall be held in an interest-bearing escrow account by Tepha until a final decision shall be rendered by a court or administrative tribunal of competent jurisdiction from which no appeal can be or is taken provided that:

           7.6.1 If the enforceability of all material claims in such Patent Right claiming the Licensed Product or Licensed Process is upheld by a court of other legal or administrative tribunal from which no appeal is or can be taken, then the amount of Running Royalties withheld during the period of escrow, plus all accrued interest, shall be promptly paid to Metabolix; or

           7.6.2 If one or more claims in such Patent Right covering the Licensed Product or Licensed Process shall be held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal in any country from which no appeal is or can be taken or the scope thereof is modified and, as a result such Patent Right no longer offers substantial protection to a Licensed Product or Licensed Process in such country, then the amount of Running Royalties withheld during the period of escrow shall not be owed to Metabolix; Tepha shall be entitled to all payments and accrued interest in the escrow account; and the Running Royalties otherwise payable shall

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                  be abated in their entirety with respect to Net Sales of
                  Licensed Products or Licensed Processes covered only by such Patent Right in the country in which such claims were so held invalid or unenforceable or so modified.

     7.7. In any suit as either party may institute to enforce or defend the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like. The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the Patent Rights in the Field or Licensed Products or Licensed Processes; provided, however, that no settlement or consent judgement or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Article 7 may be entered into without the consent of the other party, such consent not to be unreasonably withheld or delayed.

     7.8. Tepha, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights in the Field.

8.   PRODUCT LIABILITY

     8.1. INDEMNIFICATION. Tepha shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Metabolix and Monsanto, their directors, officers, employees and Affiliates, harmless against all claims and expenses, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from or relating to the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products and/or Licensed Process(es) *.

     8.2. INSURANCE. Prior to the first use of a Licensed Product for humans, Tepha shall obtain and carry in full force and effect commercial, general liability insurance, including product liability insurance, which shall protect Tepha, Metabolix and Monsanto with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list Metabolix and Monsanto as additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to Metabolix prior to any cancellation or material change thereof. The limits of such insurance shall not be less than * per occurrence with an aggregate of * for personal injury including death; and * per occurrence with an aggregate of * for property damage. Tepha shall provide Metabolix with Certificates of Insurance evidencing the same. Tepha shall maintain such commercial general liability insurance during the period that any Licensed Product or Licensed Process is being used, distributed or sold and for six (6) years thereafter.

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9.   WARRANTIES AND DISCLAIMER

     9.1. Metabolix warranty. Metabolix represents and warrants to Tepha that Metabolix *.

     9.2. DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT: NEITHER PARTY, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY OR BY MONSANTO THAT THE PRACTICE OF THE LICENSES GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OR OTHER INTELLECTUAL OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.  LIMITATION OF LIABILITY

     10.1. NO CONSEQUENTIAL DAMAGES. *, IN NO EVENT SHALL METABOLIX, TEPHA, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

11.  EXPORT CONTROLS

     11.1. Tepha acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Tepha that Tepha shall not export data or commodities to certain foreign countries without prior approval of such agency. Metabolix neither represents that a license shall not be required nor that, if required, it shall be issued.

12.  NON-USE OF NAMES

     12.1. Except as required by law or in raising funding, neither party shall use the names or trademarks of the other, nor any adaptation thereof, nor the names of any of the

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           other party's employees, in any advertising, promotional or sales literature without prior written consent obtained from such party, or said employee, in each case, such consent not to be unreasonably withheld, except that Tepha may state that it is licensed by Metabolix, under one or more of the patents and/or applications comprising the Patent Rights. Tepha may, however, use the name of any employee of Metabolix who is a consultant or member of an advisory board of Tepha, with their permission, and provided, also, that their affiliation with Metabolix is identified.

13.  DISPUTE RESOLUTION

     13.1. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or to prevent irreparable harm, and except for any dispute relating to patent validity or infringement, any and all claims, disputes or controversies arising under, out of or in connection with the Agreement, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. If the parties by their senior management representatives shall be unable to resolve the dispute within thirty
           (30) days, then by no later than forty (40) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By no later than sixty (60) business days after the date of such notice of dispute, such representatives shall schedule a date for a mediation hearing with the Cambridge Dispute Settlement Center or Endispute Inc. in Cambridge, Massachusetts or another mutually agreeable mediator. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts, or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes Metabolix and Tepha each hereby irrevocably consents and submits.

     13.2. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations under this Agreement.

14.  CONFIDENTIALITY

     14.1. CONFIDENTIAL INFORMATION. Both Metabolix and TEPHA agree that all confidential information disclosed to the other party shall be deemed "Confidential Information" of the disclosing party. In particular, "Confidential Information" shall be deemed to include, but not be limited to, Know-How, Biological Materials, trade secrets, information, ideas, inventions, materials, samples, processes, procedures, methods, formulations, protocols, packaging designs and

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           materials, test data, future development plans, "Product" launch date, technological know-how and engineering, manufacturing, regulatory, marketing, servicing, sales, or financial matters relating to the disclosing party and its business.

     14.2. NONDISCLOSURE AND NONUSE. During the term and thereafter each receiving party: (i) shall maintain all Confidential Information in confidence; (ii) shall not disclose any Confidential Information to any third party without prior written consent of the disclosing party except that the receiving party may disclose in connection with consultants, subcontractors or agents or raising funding and technical development activities for purposes consistent with this Agreement pursuant to a written non-disclosure agreement with said parties, having terms of nondisclosure and nonuse at least as restrictive as those set forth herein; and (iii) shall use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. A receiving party may disclose Confidential Information that is required to be disclosed pursuant to the law, by request of the FDA or other government authority or for medical or safety reasons, but only to the extent required to be disclosed by the FDA or other government authority. Both parties shall take precautions as each normally takes with its own confidential and proprietary information to prevent disclosure to third parties, but no less than reasonable precautions.

     14.3. EXCEPTIONS. Both parties agree that, notwithstanding the above, the obligations of confidentiality and nonuse shall not apply to:

           14.3.1 Information that at the time of disclosure is, or thereafter becomes, generally known to the public, through no wrongful act or failure to act on the part of the receiving party;

           14.3.2 Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party, as evidenced by written records;

           14.3.3 Information obtained by the receiving party from a third party who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party, as evidenced by written records; or

           14.3.4 Information that is developed independently by the receiving party without use of confidential information of the other party, as evidenced by written records.

     14.4. Both Parties shall make diligent efforts to ensure that all employees, consultants, agents and subcontractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, shall sign nondisclosure agreements consistent with the terms set forth in this Paragraph. No Confidential Information shall be disclosed to any employees, subcontractors, agents, consultants or third parties who do not have a need to receive such information for the purposes of this Agreement.

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15.  TERMINATION

     15.1. TERMINATION BY METABOLIX. If Tepha shall cease to carry on its business, this Agreement shall terminate effective upon notice by Metabolix.

     15.2. TERMINATION FOR NONPAYMENT. Should Tepha fail to make any payment whatsoever due and payable to Metabolix hereunder, Metabolix shall have the right to terminate this Agreement effective on sixty (60) days' notice, unless Tepha shall make all such payments to Metabolix, within said sixty (60) day period. Upon the expiration of the sixty
           (60) day period, if Tepha shall not have made all such payments to Metabolix, the rights, privileges and license granted hereunder shall automatically terminate.

     15.3. TERMINATION FOR MATERIAL BREACH. Upon any material breach or default of this Agreement by Tepha, other than those occurrences set out in Paragraphs 15.1 and 15.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 15.3, Metabolix shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on one hundred and twenty (120) days' notice to Tepha. Such termination shall become automatically effective unless Tepha shall have cured any such material breach or default prior to the expiration of the one hundred and twenty (120) day period. Upon any material breach or default of this Agreement by Metabolix, Tepha shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on one hundred and twenty (120) days' notice to Metabolix. Such termination shall become automatically effective unless Metabolix shall have cured any such material breach or default prior to the expiration of the one hundred and twenty (120) day period.

     15.4. TERMINATION BY TEPHA. Tepha shall have the right to terminate this Agreement at any time on six (6) months' notice to Metabolix, and upon payment of all amounts due Metabolix through the effective date of termination.

     15.5. DEFINITION OF EXPIRATION. For purposes of this Agreement, the term "expiration" shall mean expiration of the last to expire of the Patent Rights, and the co-terminus expiration of this Agreement, subject to the surviving licenses and provisions. The term "termination" shall mean termination of this Agreement prior to expiration in accordance with this Article 15.

     15.6. EFFECTS OF TERMINATION. Upon expiration or termination of this Agreement for any reason: (i) nothing herein shall be construed to release either party from any obligation that matured prior to expiration or the effective date of termination; (ii) Articles 1, 2.4, 5.1 (for three (3) years), 7.1 (as to any infringement action instituted prior to termination), 8, 10, 13, 14, 16.4, 16.5, 16.6 and 17 shall survive expiration or any termination; (iii) for a period of six (6) months after the effective date of termination, Tepha and its sublicensees may sell Licensed Products in inventory, and complete Licensed Products in the process of

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           manufacture at the time of such termination and sell the same, provided that Tepha shall pay the Running Royalties thereon as required by Article 3 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products; (iv) if requested, each party shall immediately return all Confidential Information to the disclosing party and shall cease and refrain from any further use of such Confidential Information; (v) upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect except that Metabolix shall be substituted in place of the Tepha, and Metabolix shall have no obligations under such sublicense beyond their obligations herein; (vi) upon termination (as defined in Paragraph 15.5), if requested by Metabolix, Tepha shall return all Biological Materials and Know-How; and (vii) after expiration of this Agreement (as defined in Paragraph15.5), Tepha shall retain a perpetual, irrevocable, royalty-free, non-exclusive, transferable, worldwide license in the Field, with the right to sublicense, to use the Know-How.

     15.7. LICENSE TO METABOLIX. Upon termination of this Agreement for any reason (except expiration or termination by Tepha for breach by Metabolix under Paragraph 15.3), Tepha shall, grant and hereby grants Metabolix a nonexclusive license, with the right to sublicense, to all information then in Tepha's possession relevant to the commercialization of Licensed Products and/or Licensed Processes, including, but not limited to, research results, toxicology data, assays, preclinical data, prototypes, manufacturing processes including cell lines and unused, unexpired amounts of Licensed Products, clinical results, regulatory submissions, suppliers and customer lists. In such event Tepha shall receive a royalty equal to
           * of the gross amount of consideration, if any, subsequently received by Metabolix with respect to the Licensed Products and Licensed Processes.

16.  GENERAL

     16.1. INTEGRATED AGREEMENT. This Agreement (including its Appendices, which are incorporated herein by reference) constitutes the complete and exclusive statement of the agreement between the parties, and supersedes all prior agreements, proposals, negotiations and communications between the parties, both oral and written, regarding the subject matter hereof.

     16.2. WAIVER OR AMENDMENT. No waiver, alteration or amendment of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the parties hereto.

     16.3. NOTICES. Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, return receipt requested addressed to it at its address below or as it shall designate by written notice given to the other party.

     If to Metabolix:

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           Metabolix, Inc.
           303 Third Street
           Cambridge, MA 02142
           Attn: President
           Fax: 617-492-1996

     If to Tepha:

           Tepha, Inc.
           303 Third Street
           Cambridge, MA 02142
           Attn: President
           Fax: 617-492-1996

     All such notices, if properly addressed, shall be effective when received.

     16.4. GOVERNING LAW. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, and as necessary the laws of the United States of America, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Each party agrees that venue for any dispute arising under this Agreement shall be Boston, Massachusetts, and waives any objection it has or may have in the future with respect to such venue.

     16.5. FAILURE TO EXERCISE REMEDY. If either party fails to enforce any term of this Agreement or fails to exercise any remedy, such failure to enforce or exercise on that occasion shall not prevent enforcement or exercise on any other occasion.

     16.6. NON-EXCLUSIVE RIGHTS. The rights and remedies of the parties provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies available at law or in equity.

     16.7. ASSIGNMENT. Except as expressly provided in Article 2, neither party shall directly or indirectly sell, transfer, assign or delegate in whole or in part this Agreement, or any rights, duties, obligations or liabilities under this Agreement (collectively "assign"), by operation of law or otherwise, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, so long as the assignee shall not be a competitor of the other party, either party shall have the right to assign without consent all of its rights, duties, obligations and liabilities under this Agreement to any Affiliate or in connection with any sale, merger, consolidation, recapitalization or reorganization involving in each case the sale of all the capital stock of the party or all or substantially all of the assets of such party to which this Agreement relates. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of Metabolix and Tepha.

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     16.8. INDEPENDENT CONTRACTORS. The parties agree that in the performance of this Agreement they are and shall be independent contractors. Nothing herein shall be construed to constitute either party as the agent of the other party for any purpose whatsoever, and neither party shall bind or attempt to bind the other party to any contract or the performance of any obligation or represent to any third party that it has any right to enter into any binding obligation on the other party's behalf.

     16.9. SEVERABILITY. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     16.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     16.11. PATENT MARKING. Tepha shall apply the patent marking notices required by the law of any country where Licensed Products are made, used, sold or imported.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

Metabolix, Inc.                         Tepha, Inc.


By: /s/ Oliver P. Peoples               By: /s/ Simon F. Williams
    ---------------------------------       ------------------------------------
Name: Oliver P. Peoples                 Name: Simon F. Williams
Title: Vice President R & D             Title: President
Date: September 9, 2003                 Date: September 9, 2003

*    CONFIDENTIAL TREATMENT REQUESTED


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